UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
March 14, 2005

Maxtor Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-16447 (Commission File No.)	77-0123732 (I.R.S. Employer Identification No.)

500 McCarthy Blvd., Milpitas, California 95035
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 894-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.

     On March 14, 2005, each of the executive officers of Maxtor Corporation (the “Company”) entered into an amended agreement to participate in the Company’s Executive Retention and Severance Plan (the “Executive Severance Plan”) and one or more amended award agreements under the Company’s Restricted Stock Unit Plan (the “RSU Plan”). By entering into such amended agreements, the executive officers became subject to the terms and conditions of the Executive Severance Plan and the RSU Plan as such plans were amended and restated by the Compensation Committee of the Board of Directors of the Company at its meeting held on March 7, 2005, as previously reported by a Form 8-K filed on March 11, 2005.

     The Executive Severance Plan was amended by the Compensation Committee to reduce the potential cash severance benefits payable upon a participant’s involuntary termination of employment without cause which does not occur in connection with a change in control and to expand the range of actions which would constitute cause for termination of a participant’s employment. Also, the Restricted Stock Unit Plan was amended to eliminate a provision that would accelerate in full the vesting of awards upon involuntary termination of a participant’s employment without cause and to adopt the same expanded definition of “cause” for this purpose as the Compensation Committee added by amendment to the Executive Severance Plan. The executive officers entering into such amended agreements were Dr. C. S. Park, Chairman of the Board and Chief Executive Officer; Michael J. Wingert, President and Chief Operating Officer; Duston M. Williams, Executive Vice President, Finance and Chief Financial Officer; Fariba Danesh, Executive Vice President, Operations; David Beaver, Senior Vice President, Worldwide Materials and Chief Procurement Officer; and Kurt Richarz, Senior Vice President, Worldwide Sales.

     Upon their entry into the amended agreements under the Executive Severance Plan and the RSU Plan, each of Messrs. Williams, Beaver and Richarz and Ms. Danesh were granted on March 14, 2005 certain additional long-term incentive awards. These awards were approved by the Compensation Committee at its March 7, 2005 meeting, contingent on these executive officers’ amendment of the agreements described above, and are intended by the Committee to provide additional retention and performance incentives. The Committee made these grants following a determination, after reviewing a recent study provided by the Committee’s independent compensation consultant, that such executive officers’ long-term incentives were significantly below the benchmark established by the Committee’s philosophy of compensating the Company’s executive officers at approximately the 50th percentile of an approved peer group of high technology manufacturing companies. As the grants were contingent on the officers’ agreement to the amendment of their existing agreements, the Compensation Committee provided that the additional long-term incentive awards would be granted effective on the date two business days following a meeting to be scheduled on or before March 11, 2005 at which the executive officers would be presented with the terms of the proposed amendments. The Compensation Committee did not grant additional stock options or restricted stock unit awards to Dr. Park or Mr. Wingert, but instead authorized payment of nominal consideration for their respective amendments of their existing agreements to participate in the Executive Severance Plan and award agreements under the RSU Plan.

     Following a meeting of the executive officers held on March 11, 2005 to review the proposed amendments to the terms of their participation in the Executive Severance Plan and the RSU Plan, each of Dr. Park, and Messrs. Wingert, Williams, Beaver and Richarz and Ms. Danesh entered into the amended agreements effective March 14, 2005. In addition, on that same date, Mr. Williams was granted an option to purchase 100,000 shares of the Company’s common stock, and each of Mr. Beaver, Mr. Richarz and Ms. Danesh was granted an option to purchase 80,000 shares of the Company’s common stock and an award of 20,000 restricted stock units. Each of the options has an exercise price per share equal to $5.73, which was the closing sale price per share of common stock as reported on the New York Stock Exchange on March 14, 2005, and, subject to continued employment, will vest at the rate of 25% of the option on the first anniversary of the grant date and at the rate of 6.25% of the option per quarter thereafter. The options were granted under the Company’s 1996 Stock Option Plan and are subject to the terms and conditions of the standard form of stock option agreement under that plan. Each of the restricted stock unit awards, subject to continued employment, will vest on the third anniversary of the grant date. The restricted stock unit awards were granted under the RSU Plan, as amended by the Compensation Committee, and are subject to the terms and conditions of the standard form of award agreement under that plan.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2005

MAXTOR CORPORATION
By:	/s/ Duston M. Williams
	Name:	Duston M. Williams
	Title:	Executive Vice President, Finance and Chief Financial Officer